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                                                                   EXHIBIT 10.AA



                               THIRD AMENDMENT TO
                             PLAINS RESOURCES INC.
                           1992 STOCK INCENTIVE PLAN

     Plains Resources Inc., having heretofore adopted the Plains Resources Inc. 1992 Stock Incentive Plan (the "Plan"), as amended by that certain First Amendment to the Plan dated February 6, 1997 and the Second Amendment to the Plan dated May 22, 1997, and having reserved the right under Section 9 thereof to amend the Plan, does hereby amend the Plan, effective as of May 21, 1998, as follows:

     Article 8 of the Plan is hereby amended by adding a new Section 8.3 to the end of said Article 8 which reads as follows:

          8.3 Awards in Lieu of Annual Retainers. Each Non-employee Director shall have the right to make an annual election to receive Shares (a "Retainer Election") in lieu of all or a portion of an annual retainer for Board service (the "Annual Retainer"). Such Retainer Election may be made for the full amount of the Annual Retainer or in increments equal to the number of regular Board Meetings scheduled for the Election Year (as defined below).

          (a)   Retainer Election.   A Non-employee Director may make a Retainer
     Election on or before each annual stockholders meeting by written notice to the Secretary of the Company specifying the amount of the Annual Retainer (all or in increments set forth above) for which the Retainer Election is being made. Such Retainer Election remains in effect for a one-year period beginning on the day of the Annual Meeting of Stockholders at which such Non-employee Director is elected or re-elected to the Board and ending on the day before the next Annual Meeting of Stockholders (the "Election Year"). Provided however, a Non-employee Director who is elected or appointed to the Board at a time other than at the Annual Meeting of Stockholders may make a Retainer Election by written notice to the Secretary of the Company within ten (10) days after the date his term begins and such election shall remain in effect for the remainder of the Election Year.

          (b)   Issuance of Shares.   After each regular Board meeting of an
     Election Year, the Company shall award to each Non-employee Director who made a Retainer Election applicable to such meeting, a number of Shares (rounded to the nearest
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     whole Share) determined by dividing (i) the incremental amount of the
     Annual Retainer payable on the date of such meeting by (ii) the Fair Market Value of a Share on the date of such meeting. Certificates for the Shares awarded shall be issued to the recipient as soon as practicable and thereupon the recipient shall have full voting, dividend and other ownership rights with respect to such Shares.


Adopted by the Board of Directors of Plains Resources Inc. on May 21, 1998.